Exhibit 4.1

STATION CASINOS LLC,
Company

NP BOULDER LLC

NP RED ROCK LLC

NP PALACE LLC

NP SUNSET LLC

NP DEVELOPMENT LLC

NP LOSEE ELKHORN HOLDINGS LLC,
Guarantors

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated February 22, 2012

Senior Notes due 2018

Supplemental to Indenture dated January 3, 2012

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is made the 22nd day of February, 2012, among STATION CASINOS LLC, a Nevada limited liability company (the “Company”), the Guarantors and Wells Fargo Bank, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated January 3, 2012 with the Trustee (the “Original Indenture,” and together with this First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Original Indenture); and

WHEREAS, Section 9.02 of the Original Indenture provides that with the consent of the Holders of the Notes issued under the Original Indenture, the Company and the Trustee may enter into one or more indentures supplemental to the Original Indenture; and

WHEREAS, the Company proposes, with the consent of the Holders of the Notes, that certain terms of the Indenture may be amended upon notice by the Initial Noteholders to the Company; and

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed; and

NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Section 1.  The Original Indenture is hereby amended as follows:

(A)          Definitions.

1.             By replacing clause (1) in the definition of Asset Sale with the following: “any property or assets of any Obligor (including Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligator, or”.

2.             By adding the word “and” at the end of clause (35) of the definition of Permitted Liens, deleting the phrase “; and” at the end of clause (36) of the definition of Permitted Liens and substituting “.” therefor, and  deleting clause (37) of the definition of Permitted Liens in its entirety.

(B)          Restricted Payments. By deleting the phrase “6.5 to 1.0” in Section 4.07(a)(2) in the Original Indenture and substituting therefor the phrase “5.5 to 1.0”.

(C)          Incurrence of Indebtedness and Issuance of Preferred Stock.  By deleting the phrase “6.5 to 1.0” in Section 4.09(a)(2) in the Original Indenture and substituting therefor the phrase “5.5 to 1.0”.

(D)          Asset Sales.  By replacing clause (x) in the second to last paragraph of Section 4.10 of the Original Indenture with the following: “(x) the sale of Equity Interests or all or substantially all of the assets of any entity designated as an Unrestricted Subsidiary on the Issue Date shall constitute an Asset Sale by the Company, whose Net Cash Proceeds shall be distributed to the Company and applied as set forth in this covenant”.

(E)           Transactions with Affiliates. By replacing clause (4) in the second paragraph of Section 4.11 of the Original Indenture with the following: “sales of Equity Interests of the Company (other than Disqualified Capital Stock) to any of the Company’s Affiliates;”.

Section 2.  The recitals and statements in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this First Supplemental Indenture by the Trustee).  All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.  As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one.

Section 4.  This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.  In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6.  All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8.  Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent, any Registrar and any authenticating agent appointed by the Trustee for the Notes and their successors under the Indenture, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 9.  This First Supplemental Indenture shall be deemed effective upon execution by the parties hereto.

Section 10.This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

(signature page follows)

2

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture dated February 22, 2012 to be duly executed.

STATION CASINOS LLC,
Company

By:		/s/ Thomas M. Friel
	Name:	Thomas M. Friel
	Title:	Executive Vice President, Chief
Accounting Officer & Treasurer

GUARANTORS:

NP BOULDER LLC
NP RED ROCK LLC
NP PALACE LLC
NP SUNSET LLC
NP DEVELOPMENT LLC
NP LOSEE ELKHORN HOLDINGS LLC

By:		/s/ Thomas M. Friel
	Name:	Thomas M. Friel
	Title:	Senior Vice President & Treasurer

WELLS FARGO BANK, N.A., as Trustee

By:		/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Vice President